Exhibit 5.1

October 21, 2016

iRhythm Technologies, Inc.

650 Townsend Street, Suite 500

San Francisco, CA 94103

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by iRhythm Technologies, Inc. (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,321,198 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 2,732,558 Shares reserved for issuance under the 2006 Stock Plan, (ii) 4,105,609 Shares reserved for issuance under the 2016 Equity Incentive Plan and (iii) 483,031 Shares reserved for issuance under the 2016 Employee Stock Purchase Plan (collectively, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.